Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala., Jan. 7, 2016 /PRNewswire/ -- Golden Enterprises Inc.'s (Nasdaq: GLDC) Board of Directors today declared a quarterly dividend of $.03375 per share payable January 27, 2016 to stockholders of record on January 18, 2016.

Golden Enterprises Inc.'s total revenues for the second quarter ending November 27, 2015 was $32 million compared to $32 million last year. Net income increased $558,824, $.05 compared to $.00, an increase of $.05 EPS. Selling, general, and administrative expenses decreased $364,016 compared to the same period last year. Favorable fuel cost, reduction in cost associated with our fleet, and efficiencies from our ERP System contributed to the reduction in SG&A.

Operating income increased $893,478 during the second quarter 2016 compared to the same period last year. Significant improvements in margins contributed to the increase in operating income.

For the twenty-six weeks ended November 27, 2015, net income per share was $.13 per share compared to $.07 per share in the twenty-six weeks ending November 28, 2014. Total revenues year-to-date were $66 million compared to $66 million last year.

The following is a summary of net sales and income information for the thirteen weeks and twenty-six weeks ended November 27, 2015 and November 28, 2014.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 27,	November 28,	November 27,	November 28,
	2015	2014	2015	2014
Net sales	$31,998,047	$32,029,326	$65,730,188	$66,154,362

Income before income taxes	986,656	88,996	2,435,291	1,306,781
Income taxes	387,105	48,269	946,142	498,828
Net income	$599,551	$40,727	$1,489,149	$807,953

Basic and diluted earnings per share	$0.05	$0.00	$0.13	$0.07

Basic and diluted weighted shares outstanding	11,291,757	11,732,632	11,291,757	11,732,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.

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CONTACT: CFO, Patty Townsend, 205-458-7132